Exhibit 99.1
Diodes Incorporated Reports Third Quarter 2011 Financial Results
Revenue for Nine Months of 2011 Increases 10 Percent over 2010
Plano, Texas — November 8, 2011 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported its financial results for the third quarter ended September 30, 2011.
Third Quarter Highlights
•	Revenue was $160.6 million, a decrease of 2 percent over the $163.1 million in the third quarter of 2010, and a decrease of 5 percent from the $169.8 million in the second quarter of 2011;

•	Gross profit was $45.2 million, compared to $61.0 million in the third quarter of 2010 and $55.6 million in the second quarter 2011;

•	Gross profit margin was 28.1 percent, compared to 37.4 percent in the third quarter 2010 and 32.8 percent in the second quarter 2011;

•
GAAP net income was $10.0 million, or $0.21 per diluted share, compared to third quarter of 2010 GAAP net income of $21.2 million, or $0.46 per diluted share, and second quarter of 2011 GAAP net income of $18.0 million, or $0.38 per diluted share;

•
Non-GAAP adjusted net income was $12.1 million, or $0.26 per diluted share, compared to third quarter 2010 adjusted net income of $23.2 million, or $0.51 per diluted share, and second quarter 2011 adjusted net income of $20.1 million, or $0.43 per diluted share;

•
Excluding $2.4 million of share-based compensation expense and $1.3 million loss in fair value associated with the investment in Eris Technology Corporation, both GAAP and non-GAAP adjusted net income would have increased by a total of $0.08 per diluted share or $0.05 and $0.03 per diluted share, respectively; and

•
Generated $17.0 million cash flow from operations, ($165.5) million net cash outflow and ($7.8) million free cash flow. Free cash flow included capital expenditures of approximately $10 million for Chengdu infrastructure. Net cash outflow included approximately $134 million for the retirement of Convertible Senior Notes, $14 million for the investment in Eris and $20 million in capital expenditures, including Chengdu.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated, stated, “We continued to see broad weakness across global markets that began in May and accelerated throughout the third quarter. Despite this softness, we were still able to execute our strategy of gaining market share by shifting our product mix to lower margin products to best utilize our installed capacity, and we grew our nine month revenue 10 percent over the prior year period. In response to these market conditions, we have also implemented cost reduction actions that include the delay of capital investments, hiring freezes, a reduction in factory overtime, as well as temporary reductions on travel.
“Also during the quarter, we continued to drive manufacturing productivity improvements at our China packaging facilities to maximize the utilization of our operators and equipment. We used excess capacity to build finished goods inventory in preparation for a three day shut-down for the China National Holiday, which occurred during the first week in October. Looking beyond the current market environment, we increased our investment in R&D to further advance our new product initiatives, maintain design win momentum and position Diodes for additional market share gains in future quarters. Furthermore, we have additional capacity available, which prepares us for upside potential and a return to our historical growth levels as the market improves. We remain committed to our business model and believe these actions will produce long-term returns for our shareholders.”
Third Quarter 2011

Revenue for the third quarter of 2011 was $160.6 million, a decrease of 2 percent over the $163.1 million in the third quarter of 2010, and a decrease of 5 percent from the $169.8 million in the second quarter of 2011. The decrease in revenue was due to a general market slowdown on a global basis, specifically in the consumer and computing markets, causing a larger than normal pricing degradation.
Gross profit for the third quarter of 2011 was $45.2 million, or 28.1 percent of revenue, compared to $61.0 million, or 37.4 percent, in the third quarter of 2010 and $55.6 million, or 32.8 percent of revenue, in the second quarter 2011. The decline in gross profit margin was due primarily to the pricing impact, a significant increase in gold prices, and a shift in product mix to lower margin products in an effort to maintain full capacity utilization at the Company’s Shanghai packaging facilities.
Third quarter 2011 GAAP net income was $10.0 million, or $0.21 per diluted share, compared to GAAP net income of $21.2 million, or $0.46 per diluted share, in the third quarter of 2010 and GAAP net income of $18.0 million, or $0.38 per diluted share, in the second quarter of 2011.
Non-GAAP adjusted net income for the third quarter of 2011 was $12.1 million, or $0.26 per diluted share, which excluded, net of tax, $1.3 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes, and $0.8 million of non-cash acquisition related intangible asset amortization costs, compared to adjusted net income of $23.2 million, or $0.51 per diluted share, in the third quarter of 2010 and adjusted net income of $20.1 million, or $0.43 per diluted share, in the second quarter of 2011. The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

GAAP net income	$9,957
GAAP diluted earnings per share	$0.21
Adjustments to reconcile net income to adjusted net income:
Amortization of debt discount	1,314
Amortization of acquisition related intangible assets	806
Non-GAAP adjusted net income	$12,077
Non-GAAP adjusted diluted earnings per share	$0.26
(See the reconciliation of net income to adjusted net income tables near the end of the release for further details)

Supplementary Information:

Items included in GAAP net income and per diluted share impact
Share based compensation expense, net of tax	$0.05
Loss on fair value of Eris Investment, net of tax	$0.03
Included in third quarter 2011 GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense and $1.3 million loss, net of tax, in fair value associated with the investment in Eris. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share and excluding loss in fair value, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.03 per share.
EBITDA, which represents earnings before net interest expense, income tax, depreciation and amortization, for the third quarter of 2011 was $29.2 million, compared to $42.3 million for the third quarter of 2010 and $40.5 million for the second quarter of 2011. For a reconciliation of GAAP net income to EBITDA, see table below.

As of September 30, 2011, Diodes had approximately $125 million in cash and cash equivalents, which reflects the redemption of $134 million of Convertible Senior Notes, and working capital was approximately $311 million.
Business Outlook
Dr. Lu concluded, “The current market weakness is extending into the fourth quarter and continues to impact the demand environment for the consumer and computing markets. As such, we expect revenue to range between $140 million and $150 million, or down 7 to 13 percent sequentially. We expect gross margin to be 25 percent, plus or minus 1.5 percent. Operating expenses are expected to remain approximately flat with third quarter on a dollar basis. We expect our income tax rate to range between 17 and 23 percent, and shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 47.2 million.”
Conference Call
Diodes will host a conference call on Tuesday, November 8, 2011 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter 2011 financial results. Investors and analysts may join the conference call by dialing 1-800-510-9661 and providing the confirmation code 90956086. International callers may join the teleconference by dialing 1-617-614-3452 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until Friday, November 11, 2011 at midnight Central Time. The replay number is 1-888-286-8010 with a pass code of 48093659. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and two joint venture facilities located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester; and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: looking beyond the current market environment, we increased our investment in R&D to further advance our new product initiatives, maintain design win momentum and position Diodes for additional market share gains in future quarters; furthermore, we have additional capacity available, which prepares us for upside potential and a return to our historical growth levels as the market improves; we remain committed to our business model and believe these actions will produce long-term returns for our shareholders; the current market weakness is extending into the fourth quarter and continues to impact the demand environment for the consumer and computing markets; as such, we expect revenue to range between $140 million and $150 million, or down 7 to 13 percent sequentially; we expect gross margin to be 25 percent, plus or minus 1.5 percent;

operating expenses are expected to remain approximately flat with third quarter on a dollar basis; and we expect our income tax rate to range between 17 and 23 percent, and shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 47.2 million.. Potential risks and uncertainties include, but are not limited to, such factors as: we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages and our joint venture prospects; unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
# # #
Company Contact:
Diodes Incorporated
Laura Mehrl
Director of Investor Relations
P: 972-987-3959
E: laura_mehrl@diodes.com
Investor Relations Contact:
Shelton Group
Leanne Sievers
EVP, Investor Relations
P: 949-224-3874
E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
NET SALES	$160,577	$163,120	$491,938	$449,120

COST OF GOODS SOLD	115,383	102,143	333,736	286,893

Gross profit	45,194	60,977	158,202	162,227

OPERATING EXPENSES
Selling, general and administrative	23,404	22,837	67,389	65,822
Research and development	7,304	7,212	20,355	20,403
Amortization of acquisition related intangible assets	1,120	1,098	3,408	3,304

Total operating expenses	31,828	31,147	91,152	89,529

Income from operations	13,366	29,830	67,050	72,698

OTHER INCOME (EXPENSES)
Interest income	316	279	849	2,587
Interest expense	(1,053)	(939)	(3,023)	(4,317)
Amortization of debt discount	(2,021)	(2,006)	(6,032)	(5,713)
Loss on securites carried at fair value	(1,334)	—	(1,334)	—
Other	1,792	251	2,096	1,749

Total other expenses	(2,300)	(2,415)	(7,444)	(5,694)

Income before income taxes and noncontrolling interest	11,066	27,415	59,606	67,004

INCOME TAX PROVISION	359	5,346	9,912	11,705

NET INCOME	10,707	22,069	49,694	55,299

Less: NET INCOME attributable to noncontrolling interest	(750)	(907)	(2,072)	(2,532)

NET INCOME attributable to common stockholders	$9,957	$21,162	$47,622	$52,767

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.22	$0.48	$1.05	$1.20

Diluted	$0.21	$0.46	$1.02	$1.16

Number of shares used in computation
Basic	45,603	44,346	45,252	44,031

Diluted	47,093	45,673	46,875	45,418

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)
For the three months ended September 30, 2011:

		Other
	Operating	Income	Income Tax
	Expenses	(Expense)	Provision	Net Income
Per-GAAP				$9,957

Earnings per share (Per-GAAP)
Diluted				$0.21

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,120	—	(314)	806

Amortization of debt discount	—	2,021	(707)	1,314

Adjusted (Non-GAAP)				$12,077

Diluted shares used in computing earnings per share				47,093

Adjusted earnings per share (Non-GAAP)
Diluted				$0.26

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense and $1.3 million loss, net of tax, in fair value associated with the investment in Eris. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share and excluding loss in fair value, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.03 per share.
For the three months ended September 30, 2010:

		Other
	Operating	Income	Income Tax
	Expenses	(Expense)	Provision	Net Income
Per-GAAP				$21,162

Earnings per share (Per-GAAP)
Diluted				$0.46

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,098	—	(308)	790

Amortization of debt discount	—	2,006	(729)	1,277

Adjusted (Non-GAAP)				$23,229

Diluted shares used in computing earnings per share				45,673

Adjusted earnings per share (Non-GAAP)
Diluted				$0.51

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME — Cont.
(in thousands, except per share data)
(unaudited)
For the nine months ended September 30, 2011:

		Other
	Operating	Income	Income Tax
	Expenses	(Expense)	Provision	Net Income
Per-GAAP				$47,622

Earnings per share (Per-GAAP)
Diluted				$1.02

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	3,408	—	(954)	2,454

Amortization of debt discount	—	6,032	(2,111)	3,921

Adjusted (Non-GAAP)				$53,997

Diluted shares used in computing earnings per share				46,875

Adjusted earnings per share (Non-GAAP)
Diluted				$1.15

Note: Included in GAAP and non-GAAP adjusted net income was approximately $6.6 million, net of tax, non-cash share-based compensation expense and $1.3 million loss, net of tax, in fair value associated with the investment in Eris. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.15 per share and excluding loss in fair value, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.03 per share.
For the nine months ended September 30, 2010:

		Other
	Operating	Income	Income Tax
	Expenses	(Expense)	Provision	Net Income
Per-GAAP				$52,767

Earnings per share (Per-GAAP)
Diluted				$1.16

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	3,304	—	(926)	2,378

Gain on sale of assets	—	(1,837)	661	(1,176)

Impairment of long-lived assets	—	144	(55)	89

Amortization of debt discount	—	5,713	(2,175)	3,538

Adjusted (Non-GAAP)				$57,597

Diluted shares used in computing earnings per share				45,418

Adjusted earnings per share (Non-GAAP)
Diluted				$1.27

Note: Included in GAAP and non-GAAP adjusted net income was approximately $6.4 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.14 per share.

ADJUSTED NET INCOME
This measure consists of generally accepted accounting principles (“GAAP”) net income, which is then adjusted solely for the purpose of adjusting for amortization of acquisition related intangible assets, amortization of debt discount, gain on sale of assets and impairment of long-lived assets, as discussed below. Excluding gain on sale of assets and impairment of long-lived assets provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance. The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income to non-GAAP adjusted net income.
Amortization of acquisition related intangible assets — The Company excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was allocated to the assets through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded the amortization expense as there is significant variability and unpredictability across other companies with respect to this expense.
Amortization of debt discount — The Company excluded the amortization of debt discount on its 2.25% Convertible Senior Notes (“Notes”). This amortization was excluded from management’s assessment of the Company’s core operating performance. Although the amortization of debt discount is recurring in nature, the expected life of the Notes is five years as that is the earliest date in which the Notes can be put back to the Company at par value. The amortization period ends October 1, 2011, at which time the Company will no longer be recording an amortization of debt discount. In addition, the Company has repurchased some of its Notes, which can make the principal amount outstanding and related amortization vary from period to period, and as such the Company believes the exclusion of the amortization facilitates comparisons with the results of other periods that may reflect different principal amounts outstanding and related amortization.
Gain on sale of assets — The Company excluded the gain recorded for the sale assets. During the second quarter of 2010, the Company sold assets located in Germany and this gain was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the gain on sale of assets provides investors an enhanced view of a gain the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains.
Impairment of long-lived assets — The Company excluded the impairment of long-lived assets. During the third quarter of 2010, the Company impaired certain assets, which was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the impairment of long-lived assets provides investors an enhanced view of a loss the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such impairments.
ADJUSTED EARNINGS PER SHARE
This non-GAAP financial measure is the portion of the Company’s GAAP net income assigned to each share of stock, excluding amortization of acquisition related intangible assets, amortization of debt discount, gain on sale of assets and impairment of long-lived assets, as described above. Excluding gain on sale of assets and impairment of long-lived assets provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations, as described in further detail above. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance, as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation table provided.
FREE CASH FLOW (FCF)
Break-even FCF for the third quarter of 2011 is a non-GAAP financial measure, which is calculated by taking cash flow from operations less capital expenditures ($17.0 million less (-) $24.8 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA
EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP measures, in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.
The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	September 30,
	2011	2010
Net income (per-GAAP)	$9,957	$21,162
Plus:
Interest expense, net (1)	2,758	2,666
Income tax provision	359	5,346
Depreciation and amortization	16,088	13,090

EBITDA (Non-GAAP)	$29,162	$42,264

	Nine Months Ended
	September 30,
	2011	2010
Net income (per-GAAP)	$47,622	$52,767
Plus:
Interest expense, net (2)	8,206	7,443
Income tax provision	9,912	11,705
Depreciation and amortization	45,049	37,760

EBITDA (Non-GAAP)	$110,789	$109,675

(1)	Includes $2.0 million and $2.0 million for the three months ended September 30, 2011 and 2010, respectively, of amortization of debt discount.

(2)	Includes $6.0 million and $5.7 million for the nine months ended September 30, 2011 and 2010, respectively, of amortization of debt discount.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
ASSETS
(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$124,897	$270,901
Accounts receivable, net	139,391	129,207
Inventories	139,074	120,689
Deferred income taxes, current	8,488	8,276
Prepaid expenses and other	17,450	11,679

Total current assets	429,300	540,752

PROPERTY, PLANT AND EQUIPMENT, net	231,863	200,745

DEFERRED INCOME TAXES, non current	1,812	1,574

OTHER ASSETS
Goodwill	67,770	68,949
Intangible assets, net	25,317	28,770
Other	17,667	5,760

Total assets	$773,729	$846,550

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
LIABILITIES AND EQUITY
(in thousands, except share data)

	September 30,	December 31,
	2011	2010
	(unaudited)
CURRENT LIABILITIES
Lines of credit	$—	$—
Accounts payable	82,554	70,057
Accrued liabilities	34,694	36,937
Income tax payable	—	15,412
Convertible senior notes	236	128,261
Other current liabilities	694	698

Total current liabilities	118,178	251,365

LONG-TERM DEBT, net of current portion	2,941	3,393
CAPITAL LEASE OBLIGATIONS, net of current portion	1,152	1,380
OTHER LONG-TERM LIABILITIES	34,159	37,520

Total liabilities	156,430	293,658

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock — par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — par value $0.66 2/3 per share; 70,000,000 shares authorized; 45,606,464 and 44,662,796 issued and outstanding at September 30, 2011 and December 31, 2010, respectively	30,406	29,775
Additional paid-in capital	244,677	231,842
Retained earnings	372,529	324,907
Accumulated other comprehensive loss	(44,333)	(45,080)

Total Diodes Incorporated stockholders’ equity	603,279	541,444

Noncontrolling interest	14,020	11,448

Total equity	617,299	552,892

Total liabilities and equity	$773,729	$846,550